Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NOVUME SOLUTIONS, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
_____________________________________________________

Novume Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

1. The Board of Directors of the Corporation duly adopted a resolution at a meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable, which resolution is as follows:

RESOLVED, that Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of this corporation is Rekor Systems, Inc. (the “Corporation”).”

2. Such amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 26th day of April, 2019.

By:
/s/ Robert A. Berman
Name: Robert A. Berman
Title: President and Chief Executive Officer